Exhibit (a)(1)(K)

Infoblox and Vista Equity Partners Announce Waiver of Financing Proceeds Condition and Marketing

Period Condition in Connection with Proposed Transaction

SANTA CLARA, CALIFORNIA — October 27, 2016 —Infoblox Inc. (NYSE: BLOX) (“Infoblox” or the “Company”) and Vista Equity Partners (“Vista”) today announced that Vista’s affiliates, Delta Holdco, LLC (“Parent”) and India Merger Sub, Inc. (“Purchaser”), have waived the “Financing Proceeds Condition” and the condition to the Offer relating to the marketing period for the Debt Financing, as described in the Offer to Purchase in connection with Vista’s previously-announced tender offer to acquire all of the outstanding shares of common stock of Infoblox at a price of $26.50 per share in cash. The tender offer is scheduled to expire at 12:00 midnight, New York City time, at the end of November 4, 2016, unless further extended or earlier terminated in accordance with the terms of the merger agreement. All other terms and conditions of the tender offer remain unchanged. The Board of Directors of Infoblox has unanimously approved the proposed acquisition by Vista and recommends that Infoblox stockholders tender their shares in the tender offer.

The tender offer is being made in connection with the Agreement and Plan of Merger, dated as of September 16, 2016 (the “Merger Agreement”), by and among the Company, Parent and Purchaser. Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of all conditions, the Company will merge with Purchaser and all outstanding shares of the Company’s common stock, other than shares held by Parent, Purchaser or the Company, or shares held by the Company’s stockholders who are entitled to and properly demand and perfect appraisal of such shares pursuant to the applicable provisions of Delaware law, will be automatically cancelled and converted into the right to receive cash equal to the $26.50 offer price per share.

About Infoblox

Infoblox (NYSE: BLOX) delivers Actionable Network Intelligence to enterprise, government, and service provider customers around the world. As the industry leader in DNS, DHCP, and IP address management, the category known as DDI, Infoblox (www.infoblox.com) provides control and security from the core—empowering thousands of organizations to increase efficiency and visibility, reduce risk, and improve customer experience.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with more than $26 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

Notice to Investors

This press release is not an offer to purchase or a solicitation of an offer to sell shares of Infoblox’s common stock.

The solicitation and the offer to purchase shares of Infoblox’s common stock described in this press release will be made only pursuant to the offer to purchase and related materials that Vista has filed on Schedule TO with the SEC. In addition, Infoblox has filed its recommendation of the tender offer on Schedule 14D-9 with the SEC. Additionally, Infoblox and Vista will file other relevant materials in connection with the proposed acquisition of Infoblox by Vista pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF INFOBLOX ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC ON OCTOBER 7, 2016, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the investor relations section of the Company’s website at http://ir.infoblox.com.

Cautionary Notice Regarding Forward-Looking Statements

All statements in this communication that are not statements of historical fact are forward looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. These statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in forward-looking statements, including, but not limited to: (i) uncertainties as to the timing of the proposed transaction; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Infoblox’s stockholders that will support the proposed transaction and tender their shares in the offer; (iv) the possibility that competing offers or acquisition proposals for Infoblox will be made; (v) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Infoblox to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the proposed transaction; (viii) risks related to the debt financing arrangements entered into in connection with the proposed transaction; (ix) the effect of the announcement or pendency of the proposed transaction on Infoblox’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, resellers, channel partners, suppliers and others with whom it does business, or its operating results and business generally; (x) risks related to diverting management’s attention from Infoblox’s ongoing business operations; (xi) the risk that unexpected costs will be incurred in connection with the proposed transaction; (xii) changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters; (xiii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability and (xiv) other factors as set forth from time to time in Infoblox’s filings with the Securities and Exchange Commission (“SEC”), which are available on our investor relations Web site (http://ir.infoblox.com/) and on the SEC’s Web site (www.sec.gov). All information provided in this communication is as of the date hereof, and stockholders of Infoblox are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Infoblox does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this communication, or to reflect the occurrence of unanticipated events, except as required by applicable law.

Contacts

For Infoblox:

Investors:

Infoblox

Renee Lyall

(408) 986-4748

rlyall@infoblox.com

Media:

Sard Verbinnen & Co

John Christiansen / Megan Bouchier

(415) 618-8750

For Vista Equity Partners:

Laurel Strategies

Alan Fleischmann

(202) 413-4495

mstakelin@laurelstrategies.com